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                                                              Exhibit 99.8
[LETTERHEAD OF WARBURG DILLON READ LLC]



To Holders of Common Stock
and Class B Common Stock of
Olsten Corporation:

                                          [    ], 2000


     In order to comply with the requirements of certain state securities laws, the undersigned has agreed to act as licensed broker or dealer of record in connection with the split-off by Olsten Corporation ("Olsten") of all the shares of common stock of Gentiva Health Services, Inc. ("Gentiva Health Services") to stockholders of Olsten (the "Split-Off"). On behalf of Olsten and Gentiva Health Services, the undersigned is forwarding the Gentiva Health Services Prospectus and enclosed materials related to the Split-Off as licensed broker or dealer of record to stockholders of Olsten as an accommodation to Olsten and Gentiva Health Services. Please read the materials carefully. This letter is not intended to constitute an offer of any securities.

     We do not make any recommendation to any Olsten stockholder as to the matters described in the enclosed materials, nor do we assume any responsibility for the accuracy or completeness of the statements made in the enclosed materials, and this letter is not intended to constitute an offer of any securities.

                                       Very truly yours,

                                       Warburg Dillon Read LLC


Enclosures